UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 3)

CHC GROUP LTD.

(Name of Issuer)

Ordinary Shares, par value $0.003 per share

(Title of Class of Securities)

G07021101

(CUSIP Number)

Anne E. Gold

First Reserve

One Lafayette Place

Greenwich, CT 06830

(203) 625-2536

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 3, 2016

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box:  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G07021101

1.	Name of Reporting Persons: 6922767 Holding (Cayman) Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00
5.	Check if Disclosure of Legal Proceeding is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,530,011
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,530,011
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,530,011
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒
13.	Percent of Class Represented by Amount in Row (11) 56.2%*
14.	Type of Reporting Person (See Instructions) CO

*	All percentages of Ordinary Shares outstanding contained herein are based on 2,721,468 Ordinary Shares outstanding as of January 31, 2016, as reported in the Company’s Quarterly Report on Form 10-Q, filed March 3, 2016. The total number of Ordinary Shares outstanding is calculated after giving effect to a 1-for-30 reverse share split of the Company that became effective on December 11, 2015.

CUSIP No. G07021101

1.	Name of Reporting Persons: Horizon Alpha Limited
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00
5.	Check if Disclosure of Legal Proceeding is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,530,011
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,530,011
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,530,011
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒
13.	Percent of Class Represented by Amount in Row (11) 56.2%*
14.	Type of Reporting Person (See Instructions) CO

*	All percentages of Ordinary Shares outstanding contained herein are based on 2,721,468 Ordinary Shares outstanding as of January 31, 2016, as reported in the Company’s Quarterly Report on Form 10-Q, filed March 3, 2016. The total number of Ordinary Shares outstanding is calculated after giving effect to a 1-for-30 reverse share split of the Company that became effective on December 11, 2015.

CUSIP No. G07021101

1.	Name of Reporting Persons: FR XI Horizon Co-Investment I, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00
5.	Check if Disclosure of Legal Proceeding is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,530,011
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,530,011
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,530,011
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒
13.	Percent of Class Represented by Amount in Row (11) 56.2%*
14.	Type of Reporting Person (See Instructions) PN

*	All percentages of Ordinary Shares outstanding contained herein are based on 2,721,468 Ordinary Shares outstanding as of January 31, 2016, as reported in the Company’s Quarterly Report on Form 10-Q, filed March 3, 2016. The total number of Ordinary Shares outstanding is calculated after giving effect to a 1-for-30 reverse share split of the Company that became effective on December 11, 2015.

CUSIP No. G07021101

1.	Name of Reporting Persons: FR XI Horizon Co-Investment II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00
5.	Check if Disclosure of Legal Proceeding is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,530,011
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,530,011
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,530,011
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒
13.	Percent of Class Represented by Amount in Row (11) 56.2%*
14.	Type of Reporting Person (See Instructions) PN

*	All percentages of Ordinary Shares outstanding contained herein are based on 2,721,468 Ordinary Shares outstanding as of January 31, 2016, as reported in the Company’s Quarterly Report on Form 10-Q, filed March 3, 2016. The total number of Ordinary Shares outstanding is calculated after giving effect to a 1-for-30 reverse share split of the Company that became effective on December 11, 2015.

CUSIP No. G07021101

1.	Name of Reporting Persons: FR XI Offshore GP Limited
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00
5.	Check if Disclosure of Legal Proceeding is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,530,011
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,530,011
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,530,011
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒
13.	Percent of Class Represented by Amount in Row (11) 56.2%*
14.	Type of Reporting Person (See Instructions) CO

*	All percentages of Ordinary Shares outstanding contained herein are based on 2,721,468 Ordinary Shares outstanding as of January 31, 2016, as reported in the Company’s Quarterly Report on Form 10-Q, filed March 3, 2016. The total number of Ordinary Shares outstanding is calculated after giving effect to a 1-for-30 reverse share split of the Company that became effective on December 11, 2015.

CUSIP No. G07021101

1.	Name of Reporting Persons: First Reserve Fund XII, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00
5.	Check if Disclosure of Legal Proceeding is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,530,011
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,530,011
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,530,011
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒
13.	Percent of Class Represented by Amount in Row (11) 56.2%*
14.	Type of Reporting Person (See Instructions) PN

*	All percentages of Ordinary Shares outstanding contained herein are based on 2,721,468 Ordinary Shares outstanding as of January 31, 2016, as reported in the Company’s Quarterly Report on Form 10-Q, filed March 3, 2016. The total number of Ordinary Shares outstanding is calculated after giving effect to a 1-for-30 reverse share split of the Company that became effective on December 11, 2015.

CUSIP No. G07021101

1.	Name of Reporting Persons: FR XII-A Parallel Vehicle, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00
5.	Check if Disclosure of Legal Proceeding is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,530,011
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,530,011
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,530,011
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒
13.	Percent of Class Represented by Amount in Row (11) 56.2%*
14.	Type of Reporting Person (See Instructions) PN

*	All percentages of Ordinary Shares outstanding contained herein are based on 2,721,468 Ordinary Shares outstanding as of January 31, 2016, as reported in the Company’s Quarterly Report on Form 10-Q, filed March 3, 2016. The total number of Ordinary Shares outstanding is calculated after giving effect to a 1-for-30 reverse share split of the Company that became effective on December 11, 2015.

CUSIP No. G07021101

1.	Name of Reporting Persons: FR Horizon AIV, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00
5.	Check if Disclosure of Legal Proceeding is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,530,011
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,530,011
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,530,011
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒
13.	Percent of Class Represented by Amount in Row (11) 56.2%*
14.	Type of Reporting Person (See Instructions) PN

*	All percentages of Ordinary Shares outstanding contained herein are based on 2,721,468 Ordinary Shares outstanding as of January 31, 2016, as reported in the Company’s Quarterly Report on Form 10-Q, filed March 3, 2016. The total number of Ordinary Shares outstanding is calculated after giving effect to a 1-for-30 reverse share split of the Company that became effective on December 11, 2015.

CUSIP No. G07021101

1.	Name of Reporting Persons: First Reserve GP XII, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00
5.	Check if Disclosure of Legal Proceeding is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,530,011
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,530,011
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,530,011
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒
13.	Percent of Class Represented by Amount in Row (11) 56.2%*
14.	Type of Reporting Person (See Instructions) PN

*	All percentages of Ordinary Shares outstanding contained herein are based on 2,721,468 Ordinary Shares outstanding as of January 31, 2016, as reported in the Company’s Quarterly Report on Form 10-Q, filed March 3, 2016. The total number of Ordinary Shares outstanding is calculated after giving effect to a 1-for-30 reverse share split of the Company that became effective on December 11, 2015.

CUSIP No. G07021101

1.	Name of Reporting Persons: First Reserve GP XII Limited
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00
5.	Check if Disclosure of Legal Proceeding is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,530,011
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,530,011
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,530,011
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒
13.	Percent of Class Represented by Amount in Row (11) 56.2%*
14.	Type of Reporting Person (See Instructions) CO

*	All percentages of Ordinary Shares outstanding contained herein are based on 2,721,468 Ordinary Shares outstanding as of January 31, 2016, as reported in the Company’s Quarterly Report on Form 10-Q, filed March 3, 2016. The total number of Ordinary Shares outstanding is calculated after giving effect to a 1-for-30 reverse share split of the Company that became effective on December 11, 2015.

CUSIP No. G07021101

1.	Name of Reporting Persons: FR Horizon GP, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00
5.	Check if Disclosure of Legal Proceeding is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,530,011
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,530,011
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,530,011
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒
13.	Percent of Class Represented by Amount in Row (11) 56.2%*
14.	Type of Reporting Person (See Instructions) PN

*	All percentages of Ordinary Shares outstanding contained herein are based on 2,721,468 Ordinary Shares outstanding as of January 31, 2016, as reported in the Company’s Quarterly Report on Form 10-Q, filed March 3, 2016. The total number of Ordinary Shares outstanding is calculated after giving effect to a 1-for-30 reverse share split of the Company that became effective on December 11, 2015.

CUSIP No. G07021101

1.	Name of Reporting Persons: FR Horizon GP Limited
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00
5.	Check if Disclosure of Legal Proceeding is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,530,011
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,530,011
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,530,011
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒
13.	Percent of Class Represented by Amount in Row (11) 56.2%*
14.	Type of Reporting Person (See Instructions) CO

*	All percentages of Ordinary Shares outstanding contained herein are based on 2,721,468 Ordinary Shares outstanding as of January 31, 2016, as reported in the Company’s Quarterly Report on Form 10-Q, filed March 3, 2016. The total number of Ordinary Shares outstanding is calculated after giving effect to a 1-for-30 reverse share split of the Company that became effective on December 11, 2015.

CUSIP No. G07021101

1.	Name of Reporting Persons: William E. Macaulay
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00
5.	Check if Disclosure of Legal Proceeding is required pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,530,011
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,530,011
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,530,011
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒
13.	Percent of Class Represented by Amount in Row (11) 56.2%*
14.	Type of Reporting Person (See Instructions) IN

*	All percentages of Ordinary Shares outstanding contained herein are based on 2,721,468 Ordinary Shares outstanding as of January 31, 2016, as reported in the Company’s Quarterly Report on Form 10-Q, filed March 3, 2016. The total number of Ordinary Shares outstanding is calculated after giving effect to a 1-for-30 reverse share split of the Company that became effective on December 11, 2015.

This Amendment No. 3 to Schedule 13D amends the statement on Schedule 13D filed with the Securities and Exchange Commission (the “Commission”) on November 4, 2014, as amended by Amendment No. 1 to Schedule 13D filed with the Commission on December 16, 2014 and Amendment No. 2 to Schedule 13D filed with the Commission on April 29, 2016 (as amended, the “Schedule 13D”) by the Reporting Persons.

Item 4. Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended and supplemented as follows:

On June 3, 2016, Dod E. Wales, a member of the Board designated by CaymanCo pursuant to the FR Shareholders’ Agreement, resigned from the Board, effective as of June 3, 2016.

SIGNATURES

After reasonable inquiry and to the best of each of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

6922767 Holding (Cayman) Inc.

Horizon Alpha Limited

FR XI Horizon Co-Investment I, L.P.

FR XI Horizon Co-Investment II, L.P.

FR XII-A Parallel Vehicle, L.P.

First Reserve Fund XII, L.P.

FR Horizon AIV, L.P.

First Reserve GP XII, L.P.

First Reserve GP XII Limited

FR Horizon GP, L.P.

FR Horizon GP Limited

FR XI Offshore GP Limited

William E. Macaulay

Dated: June 7, 2016

6922767 HOLDING (CAYMAN) INC.

By:	/s/ Dod E. Wales
Name:	Dod E. Wales
Title:	Director

HORIZON ALPHA LIMITED

By:	/s/ Dod E. Wales
Name:	Dod E. Wales
Title:	Director

FR XI HORIZON CO-INVESTMENT I, L.P.

By:	FR XI Offshore GP Limited, its general partner

By:	/s/ Anne E. Gold
Name:	Anne E. Gold
Title:	Chief Compliance Officer, Secretary

[Signature Page to 13D]

FR XI HORIZON CO-INVESTMENT II, L.P.

By:	FR XI Offshore GP Limited, its general partner

By:	/s/ Anne E. Gold
Name:	Anne E. Gold
Title:	Chief Compliance Officer, Secretary

FIRST RESERVE FUND XII, L.P.

By:	First Reserve GP XII, L.P., its general partner
By:	First Reserve GP XII Limited, its general partner

By:	/s/ Anne E. Gold
Name:	Anne E. Gold
Title:	Chief Compliance Officer, Secretary

FR XII-A PARALLEL VEHICLE, L.P.

By:	First Reserve GP XII, L.P., its general partner
By:	First Reserve GP XII Limited, its general partner

By:	/s/ Anne E. Gold
Name:	Anne E. Gold
Title:	Chief Compliance Officer, Secretary

FR HORIZON AIV, L.P.

By:	FR Horizon GP, L.P., its general partner
By:	First Horizon GP Limited

By:	/s/ Anne E. Gold
Name:	Anne E. Gold
Title:	Chief Compliance Officer, Secretary

[Signature Page to 13D]

FIRST RESERVE GP XII, L.P.

By:	First Reserve GP XII Limited, its general partner

By:	/s/ Anne E. Gold
Name:	Anne E. Gold
Title:	Chief Compliance Officer, Secretary

FR HORIZON GP, L.P.

By:	FR Horizon GP Limited, its general partner

By:	/s/ Anne E. Gold
Name:	Anne E. Gold
Title:	Chief Compliance Officer, Secretary

FR XI OFFSHORE GP LIMITED

By:	/s/ Anne E. Gold
Name:	Anne E. Gold
Title:	Chief Compliance Officer, Secretary

FIRST RESERVE GP XII LIMITED

By:	/s/ Anne E. Gold
Name:	Anne E. Gold
Title:	Chief Compliance Officer, Secretary

FR HORIZON GP LIMITED

By:	/s/ Anne E. Gold
Name:	Anne E. Gold
Title:	Chief Compliance Officer, Secretary

WILLIAM E. MACAULAY

s/ Anne E. Gold
Anne E. Gold, attorney-in-fact

[Signature Page to 13D]